Exhibit j under Form N-1A
                                            Exhibit 23 under Item 601/Reg. S-K

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post Effective Amendment No. 11 to the registration statement on Form N-1A (the "Registration Statement") of our report dated September 20, 1999, relating to the financial statements and financial highlights appearing in the July 31, 1999 Annual Report to Shareholders of the Tennessee Tax-Free Bond Fund (A Portfolio of The Planters
Fund), which are also incorporated by reference into the registration Statement. We also consent to the references to us under the heading "Financial Information" in the Prospectus and the heading "Independent Public Accountants" in the Statement of Additional Information.

/S/PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts

November 23, 1999